Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Teekay Corporation 2003 Equity Incentive Plan, of our reports dated April 29, 2010, with respect to the consolidated financial statements of Teekay Corporation and the effectiveness of internal control over financial reporting of Teekay Corporation, included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
Chartered Accountants
Vancouver, Canada
May 4, 2010